Exhibit 4.2.2

Execution Version

INCREMENTAL AMENDMENT

INCREMENTAL AMENDMENT, dated as of August 19, 2016 (this “Amendment”), to the Term Loan Credit Agreement dated as of March 24, 2015 (as amended by Amendment No. 1 dated as of June 30, 2016, and as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among HEADWATERS INCORPORATED, a Delaware corporation (the “Borrower”), the Guarantors party to the Credit Agreement from time to time, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).  Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated shall be the joint lead arrangers and joint bookrunners in respect of this Amendment (each, an “Arranger” and collectively, the “Arrangers”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, pursuant to Section 2.14 of the Credit Agreement, the Borrower may request one ore more new commitments in the same Facility as any outstanding Term Loans;

WHEREAS, the Borrower has notified the Administrative Agent that it is requesting a commitment for new Term Loans (the “Incremental Term Loans”) under the Term B-1 Facility in an aggregate principal amount equal to $350,000,000, which upon funding shall be in the form of an increase (the “Term B-1 Increase”) to the Term B-1 Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Amendment (the “Existing Term B-1 Loans”) having terms identical to the Existing Term B-1 Loans, except as set forth herein, and subject to the conditions set forth herein and in the Credit Agreement;

WHEREAS, the Borrower will use the proceeds of the Term B-1 Increase to (i) finance the acquisition (the “Acquisition”) of all of the assets of Krestmark Industries L.P. and affiliates (the “Acquired Business”) from Krestmark Industries L.P., Crest Vinyl Extrusions LLC and Legacy Vinyl Windows, LP (each, a “Seller” and collectively, the “Sellers”), pursuant to that certain Asset Purchase Agreement, dated as of August 1, 2016 (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), among the Sellers, William E. Robinson, Jr., Headwaters Windows, LLC and the Borrower, (ii) refinance (the “Refinancing”) all or a portion of the Senior Notes and (iii) to pay fees, expenses and premiums in connection with the arrangement and funding of the Term B-1 Increase, the Acquisition and the Refinancing (the arrangement and funding of the Term B-1 Increase, the Acquisition, the Refinancing and the payment referred to in this clause (iii) being collectively referred to herein as the “Transactions”);

WHEREAS, Deutsche Bank AG New York Branch (in such capacity, the “Incremental Term Loan Lender”) has agreed to make the Incremental Term Loans on the terms set forth herein;

WHEREAS, pursuant to Section 2.14(f) of the Credit Agreement, an Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to the Credit Agreement and the other Loan Documents as is necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.14 of the Credit Agreement; and

WHEREAS, in the opinion of the Borrower and the Administrative Agent, the amendments set forth in Section 2 of this Amendment are necessary to effect the provisions of Section 2.14 of the Credit Agreement with respect to the Term B-1 Increase.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                                          Incremental Term Loans.

(a)                                 Each party hereto agrees as follows:

(i)                                     the Incremental Term Loan Lender shall be considered an Additional Lender for all purposes under the Loan Documents on and from the Incremental Amendment Effective Date (as defined herein);

(ii)                                  on the Incremental Amendment Effective Date, the Incremental Term Loan Lender agrees to be bound by the terms of the Loan Documents and to make Incremental Term Loans to the Borrower in an aggregate principal amount equal to $350,000,000;

(iii)                               the Incremental Term Loans shall have terms identical to the Existing Term B-1 Loans (including as to maturity) and will constitute Term B-1 Loans for all purposes under the Credit Agreement, and the Existing Term B-1 Loans and the Incremental Term Loans will collectively comprise a single Class of the Term B-1 Loans;

(iv)                              the Incremental Term Loans shall have an initial Interest Period that commences on the Incremental Amendment Effective Date and ends on the last day of the Interest Period applicable to the Existing Term B-1 Loans (and the Eurocurrency Rate applicable to the Incremental Term Loans shall be the same rate applicable for the Existing Term Loans as of the Incremental Amendment Effective Date); and

(v)                                 the Borrower shall use the proceeds of the Incremental Term Loans as set forth in the recitals to this Amendment.

Without limiting the generality of the foregoing and except as set forth in this Amendment, the Incremental Term Loans shall: (i) constitute Obligations and have all of the benefits thereof, (ii) have rights, remedies, privileges and protections identical to those applicable to Term B-1 Loans under the Credit Agreement and each of the other Loan Documents and (iii) be secured by the Liens granted to the Administrative Agent for the benefit of the Secured Parties under the Collateral Documents.

Section 2.                                          Incremental Amendments.

Effective as of the Incremental Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)                                 The following defined term shall be added to Section 1.01 of the Credit Agreement in alphabetical order:

“Incremental Amendment Effective Date” means August 19, 2016.

(b)                                 Section 2.05(a)(vi) of the Credit Agreement is hereby amended by replacing the first sentence in such Section with the following:

“Notwithstanding the foregoing, in the event that, on or prior to the date that is six (6) months after the Incremental Amendment Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term B-1 Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B-1 Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B-1 Loans outstanding immediately prior to such amendment.”

(c)                                  Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.07.   Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with the date that is the fiscal quarter-end date occurring after the Incremental Amendment Effective Date, an aggregate principal amount equal to 0.25% of the product of (i) the sum of (x) the aggregate principal amount of all Term B-1 Loans outstanding immediately prior to the Incremental Amendment Effective Date and (y) the aggregate principal amount of Incremental Term Loans on the Incremental Amendment Effective Date and (ii) a fraction, the numerator of which is the aggregate principal amount of the Term B Loans funded on the Closing Date and the denominator of which is equal to the aggregate principal amount of  Term B-1 Loans outstanding immediately prior to the Incremental Amendment Effective

Date, after such product is rounded to the nearest full Dollar (for the avoidance of doubt, and rounding to the nearest full Dollar, such repayment amount shall be, from and after the Incremental Amendment Effective Date, $1,946,338.38 on each such last Business Day of March, June, September and December) (which payments shall be reduced as a result of the application of prepayments in accordance with Section 2.05 of the Credit Agreement) and (B) on the Maturity Date for the Term B-1 Loans, the aggregate principal amount of all Term B-1 Loans outstanding on such date.”

Section 3.                                          Representations and Warranties.

The Borrower represents and warrants to the Lenders as of the date hereof and the Incremental Amendment Effective Date that:

(a)                                 The representations and warranties of the Borrower and each other Loan Party set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the Incremental Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation or warranty that is qualified by “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to such qualification) in all respects as of such respective date, except that for purposes of this Section 3, the representations and warranties contained in Section 5.05(a) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished prior to the Incremental Amendment Effective Date or pursuant to Section 6.01(a) and Section 6.01(b) of the Credit Agreement.

(b)                                 At the time of and after giving effect to this Amendment, no Event of Default exists or will result from the Borrowing of the Incremental Term Loans or the application of proceeds therefrom.

Section 4.                                          Conditions to Effectiveness.

This Amendment shall become effective on the date on which each of the following conditions is satisfied (the “Incremental Amendment Effective Date”):

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(1)                                 a Committed Loan Notice in accordance with the requirements of the Credit Agreement;

(2)                                 executed counterparts of this Amendment;

(3)                                 unless otherwise waived, or deemed to be a post-closing obligation, by the Administrative Agent with respect to Loan Parties other than the Borrower, such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other corporate or limited liability company, action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the Incremental Amendment Effective Date;

(4)                                 an opinion from (A) Pillsbury Winthrop Shaw Pittman LLP, New York counsel to the Loan Parties and (B), unless waived, or deemed to be a post-closing obligation, by the Administrative Agent, each local counsel listed on Schedule 4(a)(4);

(5)                                 copies of a recent Lien, tax and judgment searches in each jurisdiction and/or office reasonably requested by the Administrative Agent with respect to the Loan Parties;

(6)                                 each Collateral Document set forth in Schedule 4(a)(6), duly executed by each Loan Party thereto, together with:

(A)                               certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments, if any, evidencing the Pledged Debt indorsed in blank; and

(B)                               unless otherwise waived, or deemed to be a post-closing obligation, by the Administrative Agent, evidence that all other actions, recordings and filings required by the Collateral Documents that the Administrative Agent may deem reasonably necessary for Headwaters Windows, LLC to satisfy the Collateral and Guarantee Requirement on the Incremental Amendment Effective Date shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(7)                                 a certificate (substantially in the form of Exhibit A hereto from the chief financial officer (or other officer with reasonably equivalent duties) of Borrower certifying that the Loan Parties and their Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent; and

(8)                                 a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (e) and (f) of this Section 4 and that the Incremental Term Loans meet the requirements and conditions to be Incremental Term Loans (as defined in the Credit Agreement).

(b)                                 The Acquisition shall have been consummated, or substantially simultaneously with the Borrowing of the Incremental Term Loans on the Incremental Amendment Effective Date shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Arrangers (as reasonably determined by the Arrangers), without the prior consent of the Incremental Term Loan Lenders (such consent not to be unreasonably withheld, delayed or conditioned), provided that any increase in the purchase price under the Acquisition Agreement shall not be deemed materially adverse so long as it shall be funded with cash on hand.

(c)                                  Since June 30, 2016 there has not occurred any “Material Adverse Effect” (as defined in the Acquisition Agreement).

(d)                                 All fees and expenses earned, due and payable to the Administrative Agent, the Incremental Term Loan Lender and the Arrangers required to be paid on the Incremental Amendment Effective Date (including pursuant to Section 5 hereof) from the proceeds of the initial funding of the Incremental Term Loans, in each case for which invoices have been received at least three days in advance of the Incremental Amendment Effective Date, shall have been paid.

(e)                                  At the time of and after giving effect to this Amendment, no Default or Event of Default exists or will result from the Borrowing of the Incremental Term Loans or the application of proceeds therefrom.

(f)                                   The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement and Section 3 of this Amendment shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Incremental Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, except that the representations and warranties contained in Section 5.05(a) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished prior to the Incremental Amendment Effective Date or pursuant to Section 6.01(a) and Section 6.01(b) of the Credit Agreement.

(g)                                  To the extent requested by the Incremental Term Loan Lender in writing not less than ten (10) Business Days prior to the Incremental Amendment Effective Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the effectiveness of this Amendment, all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(h)                                 The Administrative Agent shall have received a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if any improvements on any Mortgaged Property are located within an area designated a “flood hazard area,” evidence of such flood insurance as may be required under Section 6.07 of the Credit Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Incremental Amendment Effective Date and such notice shall be conclusive and binding.

Section 5.                                          Expenses.

The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent.

Section 6.                                          Post-Closing Obligation.

Within ninety (90) days after the Incremental Amendment Effective Date, unless waived or extended by the Administrative Agent in its sole discretion, with respect to each real property encumbered by a Mortgage, the Administrative Agent shall have received, with respect to the existing Mortgages, the following, in each case in form and substance reasonably acceptable to the Administrative Agent, either:

(a)                                 email correspondence provided to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, from local counsel in the jurisdiction in which the real property encumbered by a Mortgage is located substantially to the effect that:

(i)                                     the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Secured Obligations (as defined in the Mortgage), including the Secured Obligations evidenced by this Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties (as defined in the Mortgage); and

(ii)                                  no other documents, instruments, filings, recordings, rerecordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties; or

(b)                                 such other documentation with respect to each real property encumbered by a Mortgage, in each case in form and substance reasonably acceptable to the Administrative Agent, as shall confirm the enforceability, validity and perfection of the lien in favor of the Secured Parties, including, if reasonably determined to be necessary or advisable by the Administrative Agent:

(i)                                     an amendment to the existing Mortgage (the “Mortgage Amendment”) to reflect the matters set forth in this Amendment, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law;

(ii)                                  a favorable opinion, addressed to the Administrative Agent and the Secured Parties covering,  in form and substance acceptable to the Administrative Agent;

(iii)                               a date down endorsement to the existing title policy, which shall be in form and substance reasonably satisfactory to the Administrative Agent and reasonably assure the Administrative Agent as of the date of such endorsement that the real property subject to the lien of such Mortgage is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage (for the avoidance of doubt, for title policies related to real property in Texas, the form T-38 endorsement and/or a title search shall satisfy this requirement);

(iv)                              evidence of payment by the Borrower of all search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendment referred to above; and

(v)                                 such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the title policy contemplated in this Section and evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes and related charges required for the issuance of the endorsement to the title policy contemplated in this Section.

The requirements of Section 5 of Amendment No. 1 are hereby superseded by the requirements set forth herein.

Section 7.                                          Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

Section 8.                                          Governing Law and Waiver of Right to Trial by Jury.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  The jurisdiction and waiver of right to trial by jury provisions in Sections 10.15(b) and 10.16 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 9.                                          Headings.

The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.                                   Effect of Amendment and Reaffirmation.

Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Each Guarantor hereby expressly reaffirms, as of the date hereof, its guarantee of the Obligations under the Guaranty and each Loan Party hereby expressly reaffirms, as of the date hereof, its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents.  Neither the modification of the Credit Agreement effected pursuant to this Amendment, nor the execution, delivery, performance or effectiveness of this Amendment (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and all such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred or (ii) except as contemplated pursuant to Section 4(a)(6) and Section 6, requires that any new filings be made or other action taken to perfect or maintain the perfection of such Liens.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HEADWATERS INCORPORATED

By:	/s/ Donald P. Newman
Name: Donald P. Newman
Title: Chief Financial Officer

EACH OF THE GUARANTORS LISTED ON SCHEDULE 1.01A HERETO

By:	/s/ Donald P. Newman
Name: Donald P. Newman
Title: Chief Financial Officer

[SIGNATURE PAGE TO INCREMENTAL AMENDMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as Incremental Term Loan Lender

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

[SIGNATURE PAGE TO INCREMENTAL AMENDMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

[SIGNATURE PAGE TO INCREMENTAL AMENDMENT]

SCHEDULE 1.01A

GUARANTORS

1.              Chihuahua Stone, LLC, a Utah limited liability company

2.              Dutch Quality Stone, Inc., an Ohio corporation

3.              Eldorado Stone LLC, a Utah limited liability company

4.              Eldorado Stone Operations, LLC, a Utah limited liability company

5.              FlexCrete Building Systems, L.C., a Utah limited liability company

6.              Gerard Roof Products, LLC, a Utah limited liability company

7.              Global Climate Reserve Corporation, a Utah corporation

8.              Headwaters Building Products, Inc., a Utah corporation

9.              Headwaters CM Holdings, LLC, a Delaware limited liability company

10.       Headwaters CM Services, LLC, a Utah limited liability company

11.       Headwaters Concrete Products, LLC, a Texas limited liability company

12.       Headwaters Concrete Products Louisiana, LLC, a Utah limited liability company

13.       Headwaters Construction Materials, LLC, a Delaware limited liability company

14.       Headwaters Energy Services Corp., a Utah corporation

15.       Headwaters Ethanol Operators, LLC, a Utah limited liability company

16.       Headwaters Heavy Oil, LLC, a Utah limited liability company

17.       Headwaters Plant Services, LLC, a Utah limited liability company

18.       Headwaters Resources, LLC, a Delaware limited liability company

19.       Headwaters Services, LLC, a Utah limited liability company

20.       Headwaters Stone, LLC, a Utah limited liability company

21.       Headwaters Technology Innovation Group, Inc., a Utah corporation

[SIGNATURE PAGE TO INCREMENTAL AMENDMENT]

22.       HES Ethanol Holdings, LLC, a Utah limited liability company

23.       Metrotile Manufacturing, LLC, a Delaware limited liability company

24.       Quarry Stone, LLC, a Utah limited liability company

25.       Stonecraft Manufacturing, LLC, an Ohio limited liability company

26.       Synthetic Materials, LLC, a Utah limited liability company

27.       Tapco International Corporation, a Michigan corporation

28.       Headwaters Windows, LLC, a Utah limited liability company

SCHEDULE 4(a)(4)

LOCAL COUNSEL

1.              Strong & Hanni, PC

2.              Daniel R. Shemke, P.C.

3.              Wegman Hessler & Vandenburg

SCHEDULE 4(a)(6)

COLLATERAL AND GUARANTEE DOCUMENTS

Joinder No. 3 dated as of the same date hereto among Headwaters Windows, LLC and the Administrative Agent, to the Term Loan Credit Agreement

Supplement No. 3 dated as of the same date hereto among Headwaters Windows, LLC and the Administrative Agent, to the Term Loan Security Agreement

Joinder Agreement dated as of the same date hereto by Headwaters Windows, LLC, to the Intercreditor Agreement

Counterpart to the Intercompany Note executed by Headwaters Windows, LLC and Eldorado Stone LLC

Patent Security Agreement dated as of the date hereof among Headwaters Windows, LLC and the Administrative Agent.

Copyright Security Agreement dated as of the date hereof among Headwaters Windows, LLC and the Administrative Agent.

EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

August 19, 2016

This Solvency Certificate is being executed and delivered pursuant to Section 4(a)(7) of that certain Incremental Amendment, dated as of August 19, 2016, among Headwaters Incorporated, a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and the Lenders and other parties from time to time party thereto; the terms defined therein being used herein as therein defined or as defined in the Credit Agreement.

I, Donald P. Newman, the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity (and without personal liability), hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Loan Parties and their Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity (and without personal liability), as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (a) the sum of the fair value of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, engaged in as of the date hereof; and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: Donald P. Newman
Title: Chief Financial Officer